Exhibit 21.1

SUBSIDIARIES OF HECKMANN CORPORATION

Subsidiary	Jurisdiction of Incorporation
China Water and Drinks (BVI) Inc.	British Virgin Islands
Olympic Forward Trading Company Ltd	Hong Kong
Guangdong Taoda Drink Co. Ltd.	People’s Republic of China
Changchun Taoda Beverage Co. Ltd.	People’s Republic of China
Shandong Olympic Forward Drink Co. Ltd.	People’s Republic of China
Pilpol (HK) Biological Ltd.	Hong Kong
Nanning Taoda Drink Co. Ltd.	People’s Republic of China
Prosper Focus Enterprise Ltd.	Hong Kong
Guangzhou Grand Canyon Pure Distilled Water Co. Ltd.	People’s Republic of China
Harmony Polo Development Limited	Hong Kong
Changsha Rongtai Packing Containers Co., Ltd.	People’s Republic of China
First Rich International Group Ltd.	Hong Kong
Harbin Taoda Drinks, Ltd.	People’s Republic of China
Caesar Holdings Ltd.	Hong Kong
Beijing Changsheng Taoda Drinks Co. Ltd.	People’s Republic of China
China Water (Xian) and Drinks Co. Ltd.	People’s Republic of China
China Water and Drinks (HK) Holdings Ltd	Hong Kong
China Water Investment (Shanghai) Co., Ltd	People’s Republic of China
Heckmann Water Resources Corporation	Texas
HEK Water Solutions, LLC	Delaware
Complete Vacuum and Rentals, Inc.	Texas
China Water and Drinks, Inc.	Delaware